This Post-Employment Consulting Agreement, dated effective January 10, 2020 (this “Agreement”), is made and entered into by and between Oshkosh Corporation (the “Company”) and David M. Sagehorn (“Consultant”).

ARTICLE 1
SCOPE OF WORK

1.1       Services. The Company has engaged Consultant to provide advisory services relating to Consultant’s intimate knowledge of the Company’s financial and accounting matters. Specifically, the Company requests Consultant be available to answer questions, provide advice and assist with idea generation on these key areas for the Company.

1.2       Time and Availability. Consultant will be available by phone for up to 20 hours per month in performing the services for the Company.

1.3       Confidentiality. For Consultant to perform the consulting services, it may be necessary for the Company to provide Consultant with Confidential Information (as defined below) regarding the Company’s business and products. The Company will rely heavily upon Consultant’s integrity and prudent judgment to use this information only in the best interests of the Company.

ARTICLE 2
INDEPENDENT CONTRACTOR

2.1       Independent Contractor. Consultant is an independent contractor and is not an employee, partner, or in any other service relationship with, the Company. The way Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

2.2       Benefits. Consultant will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company. No workers' compensation insurance shall be obtained by Company covering Consultant or Consultant’s employees.

2.3       Taxes. Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Consultant. Consultant understands that he is responsible to pay, according to law, Consultant’s taxes.

ARTICLE 3
COMPENSATION FOR CONSULTING SERVICES

3.1       Compensation. The Company shall pay to Consultant a flat retainer of $400,000 for services rendered to the Company under this Agreement. The compensation shall be paid in four equal quarterly installments commencing May 1, 2020. The compensation shall be paid regardless of the number of consulting hours provided by Consultant.

3.2       Reimbursement. The Company agrees to reimburse Consultant for all actual reasonable and necessary expenditures that are directly related to the consulting services. These expenditures include, but are not limited to, expenses related to travel (i.e., airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.), telephone calls, and postal expenditures. Expenses incurred by Consultant will be reimbursed by the Company within 15 days of Consultant’s proper written request for reimbursement.

ARTICLE 4
TERM AND TERMINATION

4.1       Term. This Agreement shall be effective as of April 3, 2020 and shall continue in full force and effect for 12 consecutive months.  However, this Agreement shall automatically terminate prior to the end of such period upon the death of Consultant.

4.2       Responsibility upon Termination. Any equipment provided by the Company to Consultant relating to or furtherance of Consultant’s services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.1       Obligation of Confidentiality. In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company. Consultant agrees that Consultant will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity, or organization other than the Company, or disclose such Confidential Information without the written authorization of the President of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

5.2       Definition. “Confidential Information” means information not generally known and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, research and development, proprietary software, analysis, techniques, materials, or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, developed by Consultant, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

5.3         Insider Trading.  You also are aware that Confidential Information may contain undisclosed material information about the Company that could affect the market value of our Common Stock as a publicly-traded company on the New York Stock Exchange.  Therefore, Consultant acknowledges that he is subject to the laws, rules and regulations relating to insider trading under applicable securities laws.

ARTICLE 6
GENERAL PROVISIONS

6.1       Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

6.2       Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to the conflict of law principles thereof.

6.3       Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Oshkosh CorporationConsultant

By : _____________________________________       ______________________________________David M. Sagehorn

Its: _____________________________________